EXHIBIT 99.1

NEWS RELEASE
Nabors 2Q 2009 EPS Equals $0.32 Excluding Non-Cash Items
Hamilton, Bermuda, July 21, 2009 /PRNewswire — FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced its financial results for the second quarter and first six months of 2009. Excluding previously announced non-cash items, the Company posted adjusted income derived from operating activities of $143.9 million for the current quarter compared to $265.1 million in the second quarter of last year and $274.1 million in the first quarter of this year. Net income excluding the aforementioned non-cash items was $90.9 million ($0.32 per diluted share) for the current quarter compared to $176.4 million ($0.60 per diluted share) in the second quarter of last year and $184.4 million before ceiling test adjustments ($0.65 per diluted share) in the first quarter of this year. Operating revenues and earnings from unconsolidated affiliates totaled $868 million in the current quarter compared to $1.28 billion in the second quarter of last year and $1.21 billion in the first quarter of this year. For the six months ended June 30, 2009, adjusted income derived from operating activities before the non-cash items was $417.9 million compared to $551.6 million in the first six months of 2008. Net income excluding non-cash items for the first six months of 2009 was $275.3 million ($0.97 per diluted share) compared to $388.5 million ($1.34 per diluted share) in the first six months of 2008. Operating revenues and earnings from unconsolidated affiliates (before non-cash items) for the first six months of 2009 totaled $2.1 billion compared to $2.6 billion for the first six months of 2008.
Gene Isenberg, Nabors Chairman and CEO, commented, “The quarter’s results reflect the well known declines in activity among our North American gas-centric businesses since late fourth quarter combined with less robust international results, particularly in Latin America. Virtually all of our units experienced both sequential and year-over-year declines in quarterly operating income, but we believe most have stabilized with the exception of our US Lower 48 land drilling operations.
“In our US lower 48 land drilling operations we believe the working rig count has reached stability, although third quarter operating income is expected to drop by as much as an additional 50 percent. We expect results to be stable thereafter as the deployment of 16 previously contracted new built rigs over the next four quarters will largely offset the downward pressure exerted by rigs rolling over to spot market rates and expiring contracts for rigs that are generating monthly income but are not working. During the quarter we averaged 103.4 rigs working and another 39.6 rigs generating income but not working, including 13.6 lump sum settlements, for a total of 143 rig years. The average gross margin was $10,250 per day, $1,350 of which was attributable to the lump sum termination payments during the quarter. Meanwhile, our PACE® rigs established multiple new drilling records during the quarter in various areas, most notably the Haynesville shale, and regularly outperformed our customers’ planned drilling curves.

“Internationally we experienced a flat sequential quarter as the contribution from six recent rig startups was more than offset by project deferrals and suspensions. Additionally, downtime on two jackups and other miscellaneous cost items dampened the quarter. Average daily rig margins reached a high of $18,084 per day even though rig years dropped to 104, nearly 20 rigs below the peak in 2008. The strengthened margins resulted from the premium rates associated with new rig deployments and other contracted rigs, which now account for 92% of the projected gross margin for the balance of 2009. The lower level of activity in the first half was concentrated in four countries and has tempered our full-year expectations to a modest year-over-year increase in income. Over 80% of the shortfall from original projections is attributable to numerous project cancellations and deferrals in Mexico, Colombia and Libya, along with multiple, politically induced issues in Argentina. Some of the suspended activity has recently resumed in Mexico and Colombia and we are experiencing a healthy increase in bidding activity in virtually every venue. We fully expect the robust growth that has characterized this business over the last five years to resume late this year and accelerate in 2010.
“As expected, our US Well Servicing results declined to $6.2 million which reflects a significant quarter-to-quarter reduction in hourly rig rates, principally in West and South Texas, combined with a moderating decline in rig hours. This unit appears to be stabilizing with improving oil prices. We expect third and fourth quarter results to be flat, with slightly lower hours and rates substantially offset by further aggressive cost reductions.
“Results during the seasonally low second quarter in Canada show a smaller loss than last year at $10 million on significantly less rig activity, a reflection of significant and ongoing cost reductions. The balance of the year should show sequential improvement, although full year results are expected to be less than first quarter results. Our long-term position here remains promising as the make-up of our fleet is particularly well suited for the emerging shale plays in northwest British Columbia where Nabors conducted half of the drilling last winter.
“Results in our US Offshore operations declined to $6.7 million in the second quarter from $16.8 million in the first quarter as all of our SuperSundowner™ platform rigs were released and the utilization of our barge and workover jackup rigs was down sharply. Customer cash flow constraints from weak natural gas prices and the onset of hurricane season collectively led to a sharp curtailment of activity. We expect third quarter results to be essentially flat as recent cost curtailment efforts take effect, partially offsetting weak activity and leading to a modest recovery beginning in the fourth quarter. This expectation is based upon prospective fourth quarter increases in activity, bolstered by an uptick in oil prices since virtually all of our work in the Gulf of Mexico has been and continues to be oil directed. Our deepwater platform rig position continues to be strong with the deployment of our new MODS™ Rig 201 earlier this year and our involvement in two Front-End Engineering Design (FEED) studies with two major operators. These 2011 projects anticipate two 4,000 horsepower versions of our proprietary MODS™ technology.
“Alaska results were down to $16.4 million as the first quarter seasonal peak in activity wound down and two of our long-running rigs were released as Prudhoe Bay activity scaled back. Third quarter results are expected to decline by another 50% with three rigs on reduced summer standby rates and higher expenses attributable to summer maintenance shutdowns on year-round in-field rigs. Our new AC coiled tubing / stem drilling rig deployed May 1 and is performing exceptionally well with the overall project exceeding the customer expectations. We continue to develop and expand the capabilities and applications for this cutting-edge technology.
“Our Other Operating Segments posted $5 million in operating income in the quarter as a result of a net loss in our Canadian construction and logistics businesses, a sharp drop off in directional drilling services in Ryan Technologies, the customary seasonal slowing in our Alaskan joint ventures, and reduced third party sales in Canrig. Our full year expectations are for results approximating 50% of those achieved last year. Meanwhile we continue to see building demand for our proprietary ROCKIT™ system, which is in many cases eliminating the need for rotary steerable motor systems. The system is most readily implemented on our AC top drives and is also stimulating Canrig’s rental business.
“Our Oil and Gas segment posted a loss (before non-cash items) of $6.9 million in the second quarter as increasing gas production at cash market gas prices and high seismic expenses offset the income from higher value hedges. We have curtailed our 2009 drilling plans, but continue to be optimistic about the longer-term potential given our highly prospective acreage positions in most of the prominent shale plays.
“Our financial position remains strong and our expectation of 2009 free cash flow of approximately $300 million remains intact despite the contraction in our businesses. Reductions in capital, operating and overhead expenditures along with more modest reductions in net working capital and US tax liability have all served to offset the lower cash generation from our operations. The most painful measures have been the overhead reductions we implemented which consisted of both headcount and compensation rollbacks. Salary adjustments were implemented on a worldwide basis with the largest proportion absorbed by our more highly compensated management group and lesser or no reductions for our lower compensated employees. Further reductions in capital spending and operating costs will benefit 2010 cash flow and comfortably assure us of more than adequate liquidity to repay the debt due this year and in May of 2011. The $1.125 billion debt placement we accomplished in early January allowed us to maintain a comfortable level of liquidity and gives us additional flexibility to pursue opportunities that may arise. We have since deployed the majority of these proceeds to repurchase $945 million in shorter term debt at discounts aggregating to $120 million of the face value of the debt.
“I believe that the third quarter will likely represent a bottom in all of our operations, although it remains difficult to predict the timing and pace of the eventual upturn in natural gas driven activity. Regardless, Nabors will fare relatively well throughout this cycle given the extent of long-term contracts in our US Land drilling unit, the ongoing strength of our international operations and our other more oil dependent businesses. The important issue is how Nabors is positioned to prosper when North American gas markets recover. Our market-leading and record-setting performance in the prominent shale plays in both the US Lower 48 and Canada, along with the premium nature of our high-specification PACE® and SCR rigs and much of our legacy fleets, position us to do exceptionally well in any recovery. Similarly, the premium nature and geographic breadth of our International fleet, as well as the innovative and often proprietary rig designs that make up our US Offshore and Alaskan fleets, give us market-leading positions and generate abundant opportunities. Our large acreage positions in some of the most promising shale plays and new innovative products in our Canrig division further enhance our opportunity set. The upside represented by the combination of these elements is unique to Nabors and will increasingly differentiate us from our peers regardless of how the market evolves.”

The Nabors companies own and operate approximately 530 land drilling and approximately 766 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 40 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Company will host a conference call tomorrow, July 22, 2009 at 10:00 a.m. Central Time to discuss the results and its outlook in more detail. You may access a webcast of the call through Nabors’ website at www.nabors.com > Investor Relations > Events Calendar or via www.streetevents.com. The Company will post a set of slides on its website in advance of the call in order to provide additional detail on its operations. For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2009	2008	2009	2009	2008

Revenues and other income:
Operating revenues	$867,869	$1,282,400	$1,198,045	$2,065,914	$2,582,258
Earnings (losses) from unconsolidated affiliates (1)	(8,127)	(4,033)	(64,427)	(72,554)	(8,484)
Investment income	18,248	25,057	9,141	27,389	51,239

Total revenues and other income	877,990	1,303,424	1,142,759	2,020,749	2,625,013

Costs and other deductions:
Direct costs	453,922	740,178	665,287	1,119,209	1,487,948
General and administrative expenses	163,808	116,914	107,343	271,151	228,235
Depreciation and amortization	165,974	148,813	159,152	325,126	285,013
Depletion	2,590	7,343	2,753	5,343	21,028
Interest expense	66,027	49,375	67,078	133,105	96,067
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	6,469	3,158	(17,297)	(10,828)	11,255
Impairments and other charges (2)	227,083	—	—	227,083	—

Total costs and other deductions	1,085,873	1,065,781	984,316	2,070,189	2,129,546

Income (loss) before income taxes	(207,883)	237,643	158,443	(49,440)	495,467

Income tax expense (benefit):
Current	(43,425)	39,759	49,457	6,032	139,052
Deferred	28,528	21,471	(16,184)	12,344	(32,042)

Income tax expense (benefit)	(14,897)	61,230	33,273	18,376	107,010

Net income (loss) (4)	$(192,986)	$176,413	$125,170	$(67,816)	$388,457

Earnings (losses) per share: (3) (4)
Basic	$(.68)	$.63	$.44	$(.24)	$1.38
Diluted	$(.68)	$.60	$.44	$(.24)	$1.34

Weighted-average number of common shares outstanding: (3)
Basic	283,154	280,851	283,098	283,126	280,508

Diluted	283,154	294,487	283,119	283,126	290,133

Adjusted income derived from operating activities (1) (5)	$73,448	$265,119	$199,083	$272,531	$551,550

(1)	Includes ($75.0) million representing our proportionate share of a non-cash pre-tax full cost ceiling test writedown from our domestic oil and gas joint venture recorded during the three months ended March 31, 2009 and six months ended June 30, 2009.

(2)	Represents non-cash pre-tax impairments and other charges recorded during the three months ended June 30, 2009.

(3)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(4)	Net income (loss) and earnings (losses) per share include ($283.9) million (($1.00) per diluted share) related to non-cash impairments and other charges recorded in our Contract Drilling, Oil and Gas and Other Operating Segments during the three months ended June 30, 2009 and ($59.3) million (($.21) per diluted share) related to non-cash impairments of oil and gas properties recorded during the three months ended March 31, 2009 and ($343.1) million (($1.21) per diluted share) related to non-cash impairments and other charges recorded in our Contract Drilling, Oil and Gas and Other Operating Segments during the six months ended June 30, 2009.

(5)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	March 31,	December 31,
(In thousands, except ratios)	2009	2009	2008

ASSETS
Current assets:
Cash and short-term investments	$1,196,440	$1,108,588	$584,245
Accounts receivable, net	787,653	975,797	1,160,768
Other current assets	318,068	395,462	421,580

Total current assets	2,302,161	2,479,847	2,166,593
Long-term investments and other receivables	140,101	254,714	239,952
Property, plant and equipment, net	7,621,186	7,488,679	7,331,959
Goodwill	162,812	174,806	175,749
Investment in unconsolidated affiliates	433,955	405,393	411,727
Other long-term assets	209,147	191,052	191,919

Total assets	$10,869,362	$10,994,491	$10,517,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$168,699	$168,682	$225,030
Other current liabilities	675,800	816,311	903,829

Total current liabilities	844,499	984,993	1,128,859
Long-term debt	4,063,288	4,158,331	3,600,533
Other long-term liabilities	913,751	837,971	884,401

Total liabilities	5,821,538	5,981,295	5,613,793
Shareholders’ equity	5,047,824	5,013,196	4,904,106

Total liabilities and shareholders’ equity	$10,869,362	$10,994,491	$10,517,899

Cash, short-term and long-term investments (1)	$1,336,541	$1,363,302	$826,063

Funded debt to capital ratio: (2)
— Gross	0.43 : 1	0.44 : 1	0.41 : 1
— Net of cash and investments	0.34 : 1	0.35 : 1	0.35 : 1
Interest coverage ratio: (3)	11.4 : 1	15.7 : 1	20.7 : 1

(1)	The June 30, 2009, March 31, 2009 and December 31, 2008 amounts include $128.1 million, $240.3 million and $224.2 million, respectively, in oil and gas financing receivables that are included in long-term investments and other receivables.

(2)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital. The gross funded debt and net funded debt to capital ratios are not measures of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

(3)	The interest coverage ratio is a trailing twelve-month computation of the sum of income (loss) before income taxes, interest expense, depreciation and amortization, depletion expense, impairments, and our proportionate share of non-cash pre-tax writedowns from our oil and gas joint ventures less investment income and then dividing by cash interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

1-2

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2009	2008	2009	2009	2008

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$249,859	$438,848	$389,879	$639,738	$845,909
U.S. Land Well-servicing	100,080	182,222	134,362	234,442	353,363
U.S. Offshore	41,947	65,723	60,392	102,339	117,178
Alaska	53,207	45,114	62,782	115,989	99,483
Canada	45,035	67,782	112,145	157,180	246,634
International	327,551	342,892	342,656	670,207	646,464

Subtotal Contract Drilling (2)	817,679	1,142,581	1,102,216	1,919,895	2,309,031

Oil and Gas (3) (4)	(6,001)	11,352	(60,044)	(66,045)	25,392
Other Operating Segments (5) (6)	105,547	172,865	156,917	262,464	338,647
Other reconciling items (7)	(57,483)	(48,431)	(65,471)	(122,954)	(99,296)

Total	$859,742	$1,278,367	$1,133,618	$1,993,360	$2,573,774

Adjusted income derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$70,075	$134,322	$129,242	$199,317	$261,193
U.S. Land Well-servicing	6,192	31,468	13,658	19,850	61,854
U.S. Offshore	6,724	17,983	16,830	23,554	24,441
Alaska	16,374	13,466	20,825	37,199	31,249
Canada	(10,151)	(14,326)	13,175	3,024	27,647
International	101,303	101,752	102,975	204,278	192,402

Subtotal Contract Drilling (2)	190,517	284,665	296,705	487,222	598,786
Oil and Gas (3) (4)	(15,228)	(1,645)	(71,334)	(86,562)	(6,497)
Other Operating Segments (5) (6)	4,925	19,006	19,104	24,029	31,440
Other reconciling items (8)	(106,766)	(36,907)	(45,392)	(152,158)	(72,179)

Total	73,448	265,119	199,083	272,531	551,550
Interest expense	(66,027)	(49,375)	(67,078)	(133,105)	(96,067)
Investment income	18,248	25,057	9,141	27,389	51,239
(Losses) gains on sales and retirements of long-lived assets and other (expense) income, net	(6,469)	(3,158)	17,297	10,828	(11,255)
Impairments and other charges (9)	(227,083)	—	—	(227,083)	—

Income (loss) before income taxes	$(207,883)	$237,643	$158,443	$(49,440)	$495,467

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	142.9	242.3	192.8	167.7	234.0
U.S. Offshore	12.2	17.1	15.3	13.7	16.6
Alaska	11.3	10.4	11.9	11.6	10.5
Canada	11.1	16.9	34.4	22.7	33.1
International (11)	104.1	121.5	114.0	109.0	119.6

Total rig years	281.6	408.2	368.4	324.7	413.8

Rig hours: (12)
U.S. Land Well-servicing	142,797	272,101	179,567	322,364	531,578
Canada Well-servicing	23,896	40,257	50,224	74,120	119,394

Total rig hours	166,693	312,358	229,791	396,484	650,972

(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $.6 million, $2.8 million, and $1.3 million for the three months ended June 30, 2009 and 2008 and March 31, 2009, respectively, and $1.9 million and $9.6 million for the six months ended June 30, 2009 and 2008, respectively.

(3)	Includes our proportionate share of non-cash pre-tax writedowns recorded by our domestic oil and gas joint venture of ($8.3) million and ($75.0) million for the three months ended June 30, 2009 and March 31, 2009, respectively, and ($83.3) million for the six months ended June 30, 2009.

(4)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of ($11.0) million, ($6.7) million and ($72.2) million for the three months ended June 30, 2009 and 2008 and March 31, 2009, respectively, and ($83.3) million and ($24.6) million for the six months ended June 30, 2009 and 2008, respectively.

(5)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(6)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $2.3 million, ($.1) million and $6.5 million, for the three months ended June 30, 2009 and 2008 and March 31, 2009, respectively, and $8.8 million and $6.6 million for the six months ended June 30, 2009 and 2008, respectively.

(7)	Represents the elimination of inter-segment transactions.

(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)	Represents non-cash pre-tax impairments and other charges recorded during the three months ended June 30, 2009.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 2.3 years, 4.0 years and 2.8 years, during the three months ended June 30, 2009 and 2008 and March 31, 2009, respectively, and 2.6 years and 4.0 years during the six months ended June 30, 2009 and 2008, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2009	2008	2009	2009	2008

Net income (loss) (numerator):
Net income (loss) — basic	$(192,986)	$176,413	$125,170	$(67,816)	$388,457
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted net income (loss) — diluted	$(192,986)	$176,413	$125,170	$(67,816)	$388,457

Earnings (losses) per share:
Basic	$(.68)	$.63	$.44	$(.24)	$1.38

Diluted	$(.68)	$.60	$.44	$(.24)	$1.34

Shares (denominator):
Weighted-average number of shares outstanding-basic (4)	283,154	280,851	283,098	283,126	280,508
Net effect of dilutive stock options, warrants and restricted stock awards based on the if converted method	—	8,507	21	—	7,060
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	5,129	—	—	2,565

Weighted-average number of shares outstanding — diluted	283,154	294,487	283,119	283,126	290,133

(1)	Diluted earnings (losses) per share for the three and six months ended June 30, 2009 and 2008 and the three months ended March 31, 2009 do not include any incremental shares issuable upon exchange of the $2.75 billion 0.94% senior exchangeable notes due 2011. During 2008 and the six months ended June 30, 2009, we purchased $888.5 million par value of these notes in the open market, leaving $1.9 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during any period for the three and six months ended June 30, 2009 and 2008 and the three months ended March 31, 2009.

(2)	In June 2008 Nabors Delaware called for redemption of the full $82.8 million aggregate principal amount at maturity of its zero coupon senior convertible debentures due 2021 and in July 2008, paid cash of $60.6 million; an amount equal to the issue price of $50.4 million plus accrued original issue discount of $10.2 million. No common shares were issued as part of the redemption of the $82.8 million zero coupon convertible senior debentures.

(3)	In May 2008 Nabors Delaware called for redemption all of its $700 million zero coupon senior exchangeable notes due 2023 and in June and July 2008 issued an aggregate 5.25 million common shares which equated to the excess of the exchange value of the notes over their principal amount, as cash was required up to the principal amount of the notes exchanged. Diluted earnings per share for the three and six months ended June 30, 2008 reflect the conversion of the $700 million zero coupon senior exchangeable notes due 2023 resulting in the inclusion of the incremental number of shares that were required to be issued upon the exchange of these notes. The number of shares issued upon exchange equated to the excess of the exchange value of the notes over their principal amount, as Nabors Delaware was required to pay cash up to the principal amount of the notes exchanged. Because the conversion was partially completed in June 2008, only the .5 million of our treasury shares that were actually issued in June 2008 were included in the calculation of the weighted-average number of basic shares outstanding for the three and six months ended June 30, 2008, resulting in an incremental increase of .121 million weighted-average number of basic shares outstanding. Since the remaining balance of the shares was issued in July 2008 the entire dilutive effect of the 5.25 million shares issued in relation to the conversion of the $700 million zero coupon senior exchangeable notes due 2023 was not recognized until the three months ended September 30, 2008.

(4)	Includes the following weighted-average number of common shares and restricted stock of Nabors and weighted-average number of exchangeable shares of Nabors (Canada) Exchangeco Inc., respectively: 283.1 million and .1 million shares for the three months ended June 30, 2009; 280.8 million and .1 million shares for the three months ended June 30, 2008; 283.0 million and .1 million shares for the three months ended March 31, 2009; 283.0 million and .1 million shares for the six months ended June 30, 2009; and 280.4 million and .1 million for the six months ended June 30, 2008. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.

For all periods presented, the computation of diluted earnings (losses) per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because the inclusion of such options and warrants would be anti-dilutive and such options and warrants are not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would potentially dilute earnings (losses) per share in the future were 35,783,476 shares during the three months ended June 30, 2009; and 31,023,161 shares during the three months ended March 31, 2009; and 33,403,319 and 2,716,877 shares during the six months ended June 30, 2009 and 2008, respectively. No options and warrants were excluded from diluted earnings per share for the three months ended June 30, 2008. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings (losses) per share computation using the if converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two class method of accounting in all periods because such stock is considered participating securities.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME ITEMS EXCLUDING CERTAIN NON-CASH CHARGES (NON-GAAP)
(Unaudited)

			As adjusted to
	Actuals		Exclude Charges
(In thousands, except per share amounts)	(GAAP)	Charges	(Non-GAAP)
	Three Months Ended June 30, 2009

Operating revenues and Earnings from unconsolidated affiliates	$859,742	$(8,295)	$868,037
Adjusted income derived from operating activities	73,448	(70,409)	143,857
Income before income taxes	(207,883)	(297,492)	89,609
Net income	(192,986)	(283,894)	90,908
Diluted earnings per share	$(0.68)	$(1.00)	$0.32

	Three Months Ended March 31, 2009

Operating revenues and Earnings from unconsolidated affiliates	$1,133,618	$(75,000)	$1,208,618
Adjusted income derived from operating activities	199,083	(75,000)	274,083
Income before income taxes	158,443	(75,000)	233,443
Net income	125,170	(59,250)	184,420
Diluted earnings per share	$0.44	$(0.21)	$0.65

	Six Months Ended June 30, 2009

Operating revenues and Earnings from unconsolidated affiliates	$1,993,360	$(83,295)	$2,076,655
Adjusted income derived from operating activities	272,531	(145,409)	417,940
Income before income taxes	(49,440)	(372,492)	323,052
Net income	(67,816)	(343,144)	275,328
Diluted earnings per share	$(0.24)	$(1.21)	$0.97

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SUMMARY OF NON-CASH CHARGES (NON-GAAP)
(Unaudited)

	Three months ended		Six months ended
(In thousands)	June 30, 2009	March 31, 2009	June 30, 2009
Impairment to oil and gas financing receivable	$(112,516)	$—	$(112,516)
Rig asset retirements and impairments	(64,229)	—	(64,229)
Other-than-temporary impairment — debt security	(35,649)	—	(35,649)
Goodwill impairment	(14,689)	—	(14,689)
Stock compensation charges	(62,114)	—	(62,114)
Equity method oil and gas venture impairments	(8,295)	(75,000)	(83,295)

Total charges before income taxes	(297,492)	(75,000)	(372,492)

Tax benefit (1)	13,598	15,750	29,348

Total charges after taxes	$(283,894)	$(59,250)	$(343,144)

(1)	This represents the portion of the benefit that can be recognized in the current quarter in accordance with the interim period tax allocation rules. The remaining tax effect of these items will be recognized during the third and fourth quarters of 2009.

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